AGREEMENT

Chris Hopson (AMr. Hopson@) has been a creative industrious employee of MTS, Inc. (AMTS@) for more than thirty years. There have also been issues which have arisen over those thirty years that MTS and Mr. Hopson would like to resolve. MTS desires to compensate Mr. Hopson for some of his past contributions which may not have been fully recognized at the time. MTS and Mr. Hopson also desire to resolve any and all outstanding issues between them that arise from, or relate to, his employment by, or association with, MTS. This agreement should not be read, however, to imply that a termination of Mr. Hopson=s employment is an intended result.

1. Construction of Agreement. This Agreement provides compensation for services rendered on or before June 15, 2000. Significant portions of the consideration paid by MTS to Mr. Hopson are for the express purpose of obtaining the release described below as to past events. Other consideration provided for under this Agreement allows Mr. Hopson to Acash out@ accrued vacation, resolve ownership issues or is in exchange for Mr. Hopson=s agreement to resolve various issues through arbitration . No portion of the payments provided for in this Agreement are, or should be construed to be, payment for future services, consulting or other work to be performed in the future. If applicable, any arrangements for future compensation above and beyond that provided for in Mr. Hopson=s current employment relationship shall be addressed by separate written agreement.

2. Scope of Disputes Resolved. Mr. Hopson and MTS, through this Agreement, intend to resolve all disputes and claims between them of whatsoever kind or nature, irrespective of whether those claims or disputes are known at the time of this Agreement. The parties agree that their execution of this Agreement conclusively establishes the resolution of all issues, disputes or claims between them, based upon the terms specifically described in this Agreement, and that this Agreement constitutes a fully integrated, complete and total description of all terms of the Agreement.

3. General Release. Mr. Hopson, on behalf of himself and future heirs, hereby releases, and forever discharges MTS and all of its parent corporations, subsidiaries, predecessors and successors in interest, agents, employees, owners, partners, officers, directors, members and shareholders from any and all suits, claims, attorneys= fees, damages (including punitive damages), liabilities, and any other cause of action in law or equity, that Mr. Hopson has or may have, or might in any manner acquire, which arises out of, relates to, or is a connection with his employment or affiliation with MTS, or any other act, occurrence, or omission, known or unknown, which occurred or failed to occur, on or before the date this Agreement is executed. The sole exceptions to the this comprehensive general release are that it shall not apply to workers compensation claims or claims for disability, health, medical or retirement benefits under any employee benefit plan established or maintained by MTS and that as to any claims covered by this exception no fiduciary, administrator or service provider to any such plan is entitled to claim that any action or claim which Mr. Hopson makes for benefits are barred by this release.

4. Release of Unknown Claims. Mr. Hopson expressly waives protection of Section 1542 of the California Civil Code, which provides:

AA general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing a release, which, if known by him, must have materially affected the settlement with the debtor.@

Mr. Hopson acknowledges that the affect of his release of rights under California Civil Code ' 1542 is that in the event he were to discover or acquire a claim against MTS arising from events which predate the effective date of this Agreement, any such claim discovered or acquired, would be unavailable to him as a function of his execution of this release.

5. Waiver of Claims Under the Age Discrimination in Employment Act (AADEA@). The resolution of this dispute includes a knowing and voluntary waiver of claims under federal age discrimination laws. The parties therefore acknowledge that:

a. Mr. Hopson is waiving all rights to claims based on conduct preceding the effective date of this Settlement Agreement including those based on Chapter 14 of Title 29, including 29 U.S.C. '  621, et seq., commonly referred to as the Age Discrimination in Employment Act, as amended;

b. They have drafted this Agreement in a manner calculated to be understood by Mr. Hopson and Mr. Hopson represents that he does, in fact, understand the terms of this Agreement;

c. Mr. Hopson agrees that his waiver of rights or claims of federal age discrimination are made in exchange for consideration in addition to anything of value to which he is already entitled;

d. Mr. Hopson has been advised to consult with an attorney prior to executing this Agreement, and he has, in fact, consulted with an attorney of his choosing whom he believes to be competent to provide him with advice regarding the desirability and consequences of waiving his rights or claims relating to federal age discrimination;

e. Mr. Hopson has been given a reasonable period of time of not less than 21 days within which to consider the Settlement Agreement and its consequences, and the amount of time has been sufficient for him to consult any attorneys he chooses to consult on the settlement issue as well as to make any decisions which he desires to make regarding the advisability of the settlement and the costs and benefits to him of entering into this Agreement. Mr. Hopson has also been advised that as to this release of federal age discrimination claims, he may revoke his acceptance within eight days of his execution of the Agreement by providing written notice to that effect to the President of MTS.

6. Payments to Mr. Hopson. Mr. Hopson and MTS, as a result of lengthy discussions and the resolution of a number of different issues between them, have developed a structured series of payments, debt forgiveness, compensation and procedures for resolution of disputed claims. Mr. Hopson and MTS jointly represent that they have each conducted an independent determination that the Agreement, on the whole, is supported by adequate consideration. Moreover, although the Agreement was negotiated as a comprehensive package, Mr. Hopson and MTS also acknowledge that even if the items of compensation, releases and resolution of disputes described below were considered separately, adequate consideration would support each individual portion of the Agreement.

a. Value Added Bonus. MTS desires to recognize Mr. Hopson=s contribution over his years of service to the Company by providing a one-time bonus in the amount of $400,000.00, which shall be paid no later than August 10, 2000.

b. Compensation for General Release. As noted above, Mr. Hopson is providing a general release of all known and unknown claims to as well as to compensate Mr. Hopson for expenses or losses he may have sustained as an employee which were either not submitted to the Company for reimbursement, or which were not recognized as being subject to reimbursement over the years. In consideration for this general release, MTS will pay Mr. Hopson the sum of $500,000 no later than August 10, 2000.

c. ADEA Release Compensation. MTS and Mr. Hopson have also separately resolved any and all issues between them that may be actionable under the Age Discrimination in Employment Act, 29 U.S.C. ' 621, et seq., as it pertains to any claim that arises from any act or omission that occurred or failed to occur prior to the execution of this Agreement. This release includes any age discrimination aspects of Mr. Hopson=s treatment under MTS employee benefit plans. In consideration of this release of federal age discrimination claims, MTS shall pay Mr. Hopson $500,000.00, which Mr. Hopson acknowledges and recognizes is a sum in excess of any other amounts that he is owed or entitled to receive from MTS for whatsoever reason. This payment shall be made on the later of the ninth day following Mr. Hopson=s execution of the Agreement or August 10, 2000, but only if the age discrimination release is not revoked within eight days of his execution of this Agreement.

d. Resolution of TR Ownership Dispute. Mr. Hopson and MTS acknowledge a historical dispute over Mr. Hopson=s ownership interest, if any, in TR Services. The resolution of that dispute is expressly contemplated within the general release language described above. However, the parties recognize that the issues involved in the resolution of that issue were such that an identification of separate consideration for Mr. Hopson=s waiver of claims as to TR Services was appropriate. Accordingly, as part of the consideration for Mr. Hopson=s waiver of any claim of ownership with respect to TR Services, MTS shall forgive that certain note it holds secured by a deed of trust to the real property located at 6425 Rio Bonito Drive, Carmichael, California 95608, and shall, in addition, pay Mr. Hopson an additional sum of $264,746.00. Upon execution of the Agreement, MTS shall promptly execute a deed of reconveyance of the deed of trust encumbering the real property so that it can be filed on or about August 10, 2000. The parties expressly recognize and agree that the additional cash payment is not compensation for any services performed or to be construed as wages.

e. Merchandise Account Balance. MTS and Mr. Hopson have examined the remaining balance in Mr. Hopson=s merchandise account and determined that after payments by Mr. Hopson have been accounted for, the remaining balance of $18,150.84 is, in fact, more appropriately characterized as advertising expense and shall be re-characterized as such. After that re-characterization, the account has a zero balance and Mr. Hopson agrees that he shall not make any further charges to that account for the duration of his employment.

7. Resolution of Disability-Related Issues. Mr. Hopson and MTS recognize, that Mr. Hopson has a condition which may constitute a disability under the Americans with Disabilities Act (ADA) and the California Fair Employment and Housing Act (FEHA). Mr. Hopson and MTS also recognize that the nature of that condition is such that it may, at some point, preclude him from performing the regular and essential functions of his current position with MTS, render him unable him to perform his own occupation, and potentially may preclude him from gainful employment in any occupation. Mr. Hopson and MTS further recognize the potential for a dispute as to the nature and scope of Mr. Hopson=s abilities to perform and the date on which he ceases to be able to fully perform the essential functions of his current position. Mr. Hopson, in turn, has acknowledged that he does not desire, nor would he accept, a transfer to a different position or a change in job functions or responsibilities as an accommodation. The parties therefore agree to address the ADA/FEHA disability issue through the procedure described below.

a. Mr. Hopson and the President of MTS (or his designee) shall discuss the status of Mr. Hopson=s condition and his ability to continue performing the essential functions of his position with MTS, as circumstances dictate. In the event a significant dispute arises as to whether Mr. Hopson=s condition precludes him from performing the essential functions of his current position in a manner satisfactory to MTS, the parties agree to submit that issue either to a mutually agreeable third party who may be a physician or another employee of MTS, or to binding arbitration pursuant to the procedure generally applicable to disputes arising under the Agreement described below.

b. In the event either Mr. Hopson or MTS management believes a significant disagreement exists regarding Mr. Hopson=s ability to continue performing the essential functions of his position, written notice shall be provided invoking this section of the Agreement. Notice to MTS may be provided either to its President or its Vice President of Compensation and Benefits. In the event the parties are unable to identify a mutually agreeable third party to resolve the issue within five working days from the date of the notice, the matter shall automatically be referred to arbitration. Regardless of whether the issue is resolved by an agreed upon third party, or by arbitrator, the decision rendered shall be final and binding, both on Mr. Hopson and MTS, but shall not preclude subsequent requests for reconsideration of the disability status issue at reasonable intervals.

c. The parties recognize that under the unique circumstances of both Mr. Hopson=s condition and his high level position with MTS, that resolution of issues surrounding Mr. Hopson=s fitness for duty through arbitration is of significant benefit to MTS. In specific consideration for Mr. Hopson=s agreement to resolve all issues regarding his fitness for duty and the date, if ever, on which he shall cease to be capable of performing the essential functions of his position through arbitration, MTS shall provide significant medical benefits which Mr. Hopson expressly agrees is adequate consideration for waiving rights he may have to have this issue resolved, either by a court of competent jurisdiction. Those benefits shall be provided as follows:

(i.) MTS shall provide medical coverage for Mr. Hopson and his spouse under the terms of the MTS group health plan, until such time as Mr. Hopson and his spouse become eligible to receive benefits through the federal Medicare program;

(ii.) Any other dependents currently enrolled in the MTS group health plan, shall remain enrolled in the plan until such time as they cease to be of an age eligible to participate in the MTS group health plan under the definition of dependent generally applicable to all participants in the plan.

(iii.) Mr. Hopson and MTS contemplate that MTS will maintain the current or a comparable level of benefits, at least as to those benefits relevant to Mr. Hopson and his currently covered dependents. MTS reserves the right, however, to amend or discontinue its employee benefit plans and programs generally applicable to employees of MTS. Any such changes shall not diminish Mr. Hopson=s rights under this Agreement except as described in subsections (iv) and (v) below.

(iv.) In the event health coverage benefits under the plan sponsored by MTS is terminated or changes in a fashion which is materially significant to Mr. Hopson or his covered dependents, Mr. Hopson may provide notice to MTS=s Vice President of Compensation and Benefits and seek his own coverage. If the premium for the coverage obtained by Mr. Hopson does not exceed 200% of the cost MTS incurred to provide coverage to Mr. Hopson and his dependents prior to the change, Mr. Hopson shall be reimbursed the amount of the premium he actually pays for individual coverage, plus an additional amount to Agross up@Mr. Hopson based upon the assumption that Mr. Hopson would have a 35% marginal federal income tax rate. The amount of this additional payment in excess of premium shall not be affected by the actual tax rate that Mr. Hopson incurs.

(v.) If Mr. Hopson is unable to locate replacement coverage within the cost range described above, Mr. Hopson may either terminate coverage under the MTS plan or remain covered under the modified plan, if any, but in no event shall MTS be obligated to make additional compensation for the loss of benefits.

8. Reconciliation of Vacation Accounts. MTS has calculated, and Mr. Hopson has verified, that the amount of accumulated but unused vacation pay to which he is eligible as of the date this Agreement is executed is $34,805. As part of the consideration for this Agreement, Mr. Hopson agrees that, notwithstanding any other policy of MTS, he shall not earn any further vacation for any time worked following the execution of this Agreement, and MTS agrees that it will distribute to Mr. Hopson the entire accumulated vacation bank by check within ten days following his request for distribution.

9. Effect of Adverse Disability Determination. The parties have drafted this Agreement in the mutual good faith belief that it will not have any adverse affect on Mr. Hopson=s eligibility for benefits under the long term disability program maintained by MTS and administered by Standard Insurance Company. In the event that Mr. Hopson applies for disability benefits, MTS will cooperate both with Standard Insurance and Mr. Hopson in providing necessary information. If a court upholds the denial or limitation of disability benefits to Mr. Hopson as a result of payments provided for under the terms of this Agreement, MTS shall make monthly payments to Mr. Hopson reflecting the difference between the maximum long term disability benefit amount under the terms of the policy and the amount actually paid to Mr. Hopson pursuant to the administrator=s decision. Mr. Hopson agrees to notify MTS=s Vice President of Compensation and Benefits immediately upon his receipt of notification of the denial of the claim for long term disability benefits, and agrees to cooperate with, and assist, MTS in protecting Mr. Hopson=s rights in the event of a claim denial.

10. Future IPO Opportunities. In the event that MTS is purchased or is the subject of an IPO following Mr. Hopson=s separation from employment or determination of long term disability, MTS will consider, but shall not be bound to offer Mr. Hopson the same pre-IPO opportunity or other monetary compensation as would be made available to him had he remained in active employment.

11. Arbitration of Disputes. Mr. Hopson and MTS agree that in the event a dispute arises between them regarding the interpretation of this agreement or an assertion that one party or the other has breached the agreement, they shall first attempt to resolve the dispute informally. If that discussion fails to resolve the dispute, either Mr. Hopson or MTS may request mediation of the dispute and the parties shall bear their own costs, expenses and attorneys fees of any such mediation and equally share the cost of the mediator. Any and all disputes arising from or relating to this agreement or events leading to it that are not resolved by the parties informally or through mediation shall be resolved through binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes (Including Mediation and Arbitration Rules) of the American Arbitration Association in effect at the time the dispute arises. In any such arbitration, each party shall bear their own attorneys fees and costs in the absence of a finding that the party against whom fees are to be awarded violated a statute under which an award of fees is a remedy. The arbitrator shall not have the power to add or delete terms from the agreement and shall be limited to interpreting the terms of the Agreement as written.

12. Confidentiality. Mr. Hopson and MTS acknowledge that in the course of Mr. Hopson=s employment he may have had access to confidential MTS information, that he is required to keep confidential both during and after his employment. MTS and Mr. Hopson further agree that the existence and terms of this agreement are also to be treated by each of them as confidential informational and shall not be disclosed by either to anyone other than to their attorneys and/or accountants except as required by law for purposes of income tax returns or other government compelled disclosure or pursuant to lawful subpoena. The Mr. Hopson and MTS further agree that neither shall respond to or initiate any inquiries to or from the media or individuals known to be current or former employees of MTS (or applicants for employment at MTS) regarding any the circumstances surrounding this dispute or its resolution. If asked, Mr. Hopson and MTS shall respond only by acknowledging that there were some discussions between the parties on various issues and that these were resolved.

13. Governing Law and Construction. This Agreement shall be governed under the laws of the state of California and has been negotiated at arms length with each party having approximately equal bargaining power. As a consequence, no presumption of interpretation against the drafter of the agreement is appropriate and no meaning should be given to the titles used that is inconsistent with or which supercedes the text.

Dated: ________________________ ____________________________

Chris Hopson

Dated: ________________________ MTS, Inc.

By: ___________________________